EXHIBIT 99.1

Selective Reports Net Income per Diluted Share of $0.58 and Operating Income per Diluted Share of $0.62 for the Second Quarter of 2015

Improves Full Year Ex-Catastrophe Statutory Combined Ratio Target To 90% From 91%

In the second quarter of 2015:

•	Net premiums written grew 11%
•	GAAP combined ratio was 94.1%
•	Statutory combined ratio was 93.5%
•	After-tax net investment income declined 10%
•	Total return on equity was 10.3% and operating return on equity was 11.0%

Branchville, NJ – July 29, 2015 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today reported its financial results for the second quarter ended June 30, 2015. Net income per diluted share was $0.58, a 14% increase compared to $0.51 in 2014, and operating income1 per diluted share grew 35% to $0.62, compared to $0.46 in 2014.

“Our results this quarter further demonstrate our continued focus on the value-enhancing initiatives underway and our ability to drive long-term profitable growth,” said Gregory E. Murphy, Chairman and Chief Executive Officer. “Our strong performance was driven by our efforts to balance rate and retention, implement claims and underwriting improvements across the organization while maintaining strong relationships with our distribution partners. The combination of our high-tech, high-touch capabilities continues to deliver success for our shareholders, distribution partners, customers and employees.”

Murphy continued, “For the second quarter, we generated a profitable 93.5% statutory combined ratio, or 88.6% excluding catastrophe losses. On the strength of our statutory underwriting results for the first six months, we are improving our full year ex-catastrophe statutory combined ratio target to 90% from 91%.

“Growth in the quarter was solid, as overall net premiums written increased 11% driven by Standard Commercial Lines new business production of $90 million, a 39% increase from a year ago, and overall year-to-date renewal pure price increases of 3.8%. For 2015, we expect to achieve overall renewal pure price of just below 4%. The increase in new business this year reflects the capacity we have created through our agency management specialists and small business teams to grow share of wallet with our distribution partners. We are also adding agencies to have access to additional market share throughout our footprint,” Murphy concluded.

Consolidated Financial Results $ in millions, except per share data	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2015	2014		2015	2014
Net premiums written	$532.1	$479.8	11%	$1,050.2	$956.6	10%
Net premiums earned	$490.3	$463.6	6%	$966.4	$920.1	5%
Net investment income earned	$32.2	$36.8	(12)%	$59.1	$72.3	(18)%
Net realized (losses) gains, pre-tax	$(3.4)	$4.5	(175)%	$15.5	$11.8	32%
Total revenues	$522.0	$506.8	3%	$1,045.9	$1,015.9	3%
Operating income[1]	$36.0	$26.4	36%	$63.4	$39.7	60%
Net realized (losses) gains, net of tax	$(2.2)	$3.0	(175)%	$10.1	$7.6	32%
Net income	$33.8	$29.3	15%	$73.5	$47.3	55%
Statutory combined ratio	93.5%	97.5%	(4.0) pts	93.2%	99.2%	(6.0) pts
Catastrophe losses	4.9 pts	5.9 pts	(1.0) pt	5.1 pts	6.7 pts	(1.6) pts
Non-catastrophe property losses	14.4 pts	15.7 pts	(1.3) pts	14.6 pts	17.9 pts	(3.3) pts
(Favorable) prior year statutory reserve development on casualty lines	(4.1) pts	(3.8) pts	(0.3) pts	(4.1) pts	(3.4) pts	(0.7) pts
GAAP combined ratio	94.1%	97.8%	(3.7) pts	94.3%	99.4%	(5.1) pts
Operating income per diluted share[1]	$0.62	$0.46	35%	$1.10	$0.70	57%
Net income per diluted share	$0.58	$0.51	14%	$1.27	$0.83	53%
Weighted average diluted shares	57.8M	57.3M	1%	57.8M	57.2M	1%
Book value per share				$22.95	$21.96	5%

1

1Operating income differs from net income by the exclusion of realized gains and losses on investments. It is used as an important financial measure by management, analysts, and investors, because the realization of investment gains and losses on sales in any given period is largely discretionary as to timing. In addition, these investment gains and losses, as well as other-than-temporary investment impairments that are charged to earnings, could distort the analysis of trends. Operating income is not intended as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (GAAP). A reconciliation of operating income to net income is provided in the Consolidated Financial Results table. Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners Accounting Practices and Procedures Manual and, therefore, is not reconciled to GAAP.

Note: All amounts included in this release exclude intercompany transactions.

Operating Highlights

Standard Commercial Lines

Standard Commercial Lines premiums were up 13% in the second quarter, reflecting renewal pure price increases of 3.0%, stable retention at 83%, and a 39% increase in new business to $90 million. The quarter’s statutory combined ratio improved by 5.4 points, largely due to earned rate continuing to exceed expected loss inflation, favorable prior year casualty reserve development of $21 million, or 5.6 points, and lower non-catastrophe weather-related losses.

Standard Commercial Lines $ in millions, statutory results	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2015	2014		2015	2014
Net premiums written	$410.8	$363.9	13%	$826.1	$743.2	11%
Net premiums earned	$377.2	$354.5	6%	$742.7	$703.9	6%
Statutory loss & loss expense ratio	55.7%	61.1%	(5.4) pts	56.1%	65.2%	(9.1) pts
Statutory underwriting expense ratio	33.9%	34.0%	(0.1) pts	33.3%	32.2%	1.1 pts
Statutory dividends to policyholders ratio	0.5%	0.4%	0.1 pts	0.5%	0.4%	0.1 pts
Statutory combined ratio	90.1%	95.5%	(5.4) pts	89.9%	97.8%	(7.9) pts
GAAP combined ratio	90.7%	95.6%	(4.9) pts	91.2%	98.3%	(7.1) pts

Standard Personal Lines

Standard Personal Lines premiums decreased 3% in the quarter compared to a year ago, attributed to the ongoing strategic non-renewal of underperforming business and a decrease in new business. Retention remained stable at 82% and renewal pure price was 6.7%. The Selective EdgeTM product continues to be well received by Selective’s agents and the Company is optimistic about the improving take-up rate. We believe that this business will ultimately outperform the non-Edge business.

The statutory combined ratio in Standard Personal Lines was 105.4%, which included 11.5 points of catastrophe losses. There was no prior year casualty reserve development this quarter in Standard Personal Lines, although there was favorable prior year casualty reserve development of $2 million, or 2.7 combined ratio points, in the second quarter of 2014.

Standard Personal Lines $ in millions, statutory results	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2015	2014		2015	2014
Net premiums written	$76.0	$78.2	(3)%	$141.0	$145.5	(3)%
Net premiums earned	$72.1	$74.5	(3)%	$144.5	$149.4	(3)%
Statutory loss & loss expense ratio	75.0%	79.0%	(4.0) pts	74.2%	78.3%	(4.1) pts
Statutory underwriting expense ratio	30.4%	27.1%	3.3 pts	31.0%	27.0%	4.0 pts
Statutory combined ratio	105.4%	106.1%	(0.7) pts	105.2%	105.3%	(0.1) pts
GAAP combined ratio	106.5%	107.5%	(1.0) pt	104.9%	105.3%	(0.4) pts

2

Excess and Surplus Lines

Growth in the Company’s Excess and Surplus lines business this quarter was very robust with a 20% increase in net premiums written, largely attributable to new business growth of 36%. The statutory combined ratio in the quarter was 102.7%, including adverse prior year casualty reserve development of $1 million, or 2.4 points.

Excess & Surplus Lines $ in millions, statutory results	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2015	2014		2015	2014
Net premiums written	$45.3	$37.8	20%	$83.1	$67.8	23%
Net premiums earned	$41.0	$34.6	19%	$79.1	$66.8	18%
Statutory Loss & loss expense ratio	67.2%	65.0%	2.2 pts	67.4%	63.4%	4.0 pts
Statutory Underwriting expense ratio	35.5%	34.9%	0.6 pts	35.1%	35.4%	(0.3) pts
Statutory Combined ratio	102.7%	99.9%	2.8 pts	102.5%	98.8%	3.7 pts
GAAP combined ratio	103.6%	100.1%	3.5 pts	103.8%	98.6%	5.2 pts

Investment Income

After-tax investment income in the second quarter was $25 million, down 10% compared to a year ago. The decline was largely driven by lower interest income from the fixed income portfolio and lower returns from the alternative portfolio, which continues to be impacted by the portfolio’s exposure to energy-exposed limited partnerships. The decline in alternative investment income and the continued low interest rate environment reduced after-tax portfolio yields to 1.9% from 2.3% a year ago. After-tax new money yields averaged 1.5% in the quarter.

Investments $ in millions, except per share data	Quarter Ended June 30,		Change	Year-to-date June 30,		Change
	2015	2014		2015	2014
Invested assets per dollar of stockholders’ equity				$3.76	$3.83	(2)%
Net investment income earned, after-tax	$24.8	$27.4	(10)%	$46.0	$53.9	(15)%
Net investment income per share	$0.43	$0.48	(10)%	$0.80	$0.94	(15)%
Effective tax rate	23.1%	25.4%	(2.3) pts	22.2%	25.4%	(3.2) pts
Average yields:
Fixed Income Securities:
Pre-tax				2.8%	3.1%	(0.3) pts
After-tax				2.1%	2.3%	(0.2) pts
Portfolio:
Pre-tax				2.4%	3.1%	(0.7) pts
After-tax				1.9%	2.3%	(0.4) pts

Balance Sheet

Balance Sheet $ in millions, except per share data	June 30,	December 31,	Change
	2015	2014
Total assets	$6,784	$6,582	3%
Investment portfolio	$4,923	$4,807	2%
Notes payable	$394	$379	4%
Statutory surplus	$1,345	$1,308	3%
Stockholders’ equity	$1,310	$1,276	3%
Book value per share	$22.95	$22.54	2%

3

The increase in book value reflects $1.27 in net income, partially offset by a reduction in unrealized gains on the Company’s investment portfolio of $0.60 and $0.28 in shareholders’ dividends.

Selective’s Board of Directors declared a $0.14 per share quarterly cash dividend on common stock payable September 1, 2015, to stockholders of record as of August 14, 2015.

Guidance

For 2015, Selective expects to generate the following results:

•	Statutory combined ratio of 90.0%, an improvement from previous guidance of 91.0%, excluding catastrophes and any further prior year casualty reserve development;
•	4 points of catastrophe losses;
•	After-tax investment income of between $95 and $100 million; and
•	Weighted average shares of approximately 58 million.

The supplemental investor package, including financial information that is not part of this press release, is available on the Investor Relations’ page of Selective’s public website at www.selective.com. Selective’s quarterly analyst conference call will be simulcast at 8:30 a.m. ET, on July 30, 2015 at www.selective.com. The webcast will be available for rebroadcast until the close of business on September 1, 2015.

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for ten property and casualty insurance companies rated “A” (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.selective.com.

4

Forward-Looking Statements

In this press release, Selective and its management discuss and make statements based on currently available information regarding their intentions, beliefs, current expectations and projections regarding Selective's future operations and performance.

Certain statements in this report, including information incorporated by reference, are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 ("PSLRA"). The PSLRA provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. These statements relate to our intentions, beliefs, projections, estimations or forecasts of future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, or performance to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by use of words such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “target,” “project,” “intend,” “believe,” “estimate,” “predict,” “potential,” “pro forma,” “seek,” “likely” or “continue” or other comparable terminology. These statements are only predictions, and we can give no assurance that such expectations will prove to be correct. We undertake no obligation, other than as may be required under the federal securities laws, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Factors that could cause our actual results to differ materially from those projected, forecasted or estimated by us in forward-looking statements, include, but are not limited to:

•	difficult conditions in global capital markets and the economy;
•	deterioration in the public debt and equity markets and private investment marketplace that could lead to investment losses and fluctuations in interest rates;
•	ratings downgrades could affect investment values and therefore statutory surplus;
•	the adequacy of our loss reserves and loss expense reserves;
•	the frequency and severity of natural and man-made catastrophic events, including, but not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather, floods and fires;
•	adverse market, governmental, regulatory, legal or judicial conditions or actions;
•	the concentration of our business in the Eastern Region;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	uncertainties related to insurance premium rate increases and business retention;
•	changes in insurance regulations that impact our ability to write and/or cease writing insurance policies in one or more states;
•	recent federal financial regulatory reform provisions that could pose certain risks to our operations;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, Standard & Poor’s, Moody’s and Fitch;
•	our entry into new markets and businesses; and
•	other risks and uncertainties we identify in filings with the United States Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and other periodic reports.

These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time-to-time. We can neither predict such new risk factors nor can we assess the impact, if any, of such new risk factors on our businesses or the extent to which any factor or combination of factors may cause actual results to differ materially from those expressed or implied in any forward-looking statements in this report. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this report might not occur.

Selective’s SEC filings can be accessed through the Investor Relations’ section of Selective’s website, www.selective.com, or through the SEC’s EDGAR Database at www.sec.gov (Selective EDGAR CIK No. 0000230557).

Investor and Media Contact:

Jennifer DiBerardino

973-948-1364

jennifer.diberardino@selective.com

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

www.selective.com